UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 23, 2006

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 615-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 23, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of TriQuint Semiconductor, Inc. (the “Company”) approved a new annual base salary for the Company’s Chief Executive Officer, Ralph Quinsey. Mr. Quinsey’s new annual base salary of $395,000 is to be effective May 28, 2006. Mr. Quinsey’s prior annual base salary was $330,200. The Committee also approved option grants totaling 150,000 shares under the Company’s 1996 Stock Incentive Program to Mr. Quinsey, with an exercise price equal to the Company’s closing price per share on the date of the grants. An option for 100,000 shares will vest in four quarterly installments with the first vest date September 1, 2008, and the last vest date June 1, 2009. An option for 50,000 shares will vest in sixteen quarterly installments, with the first vest date September 1, 2006 and the last vest date June 1, 2010.

In addition, the Board of Directors approved the modification of the compensation arrangements for the Company’s non-employee directors on August 23, 2006. The new arrangements are as follows:

	Current Compensation	Prior Compensation
Annual Retainer:
Chairman of the Board	$55,000	$60,000
Non-Chairman Director	$25,000	$20,000
Committee Chair Retainer:
Audit Committee	$15,000	$7,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$5,000	$2,000
Committee Member Retainer (non-chair):
Audit Committee	$5,000	$5,000
Compensation Committee	$5,000	$3,000
Nominating and Governance Committee	$0	$0

The equity compensation program for the Board of Directors remained unchanged.

All of the aforementioned changes made were done as part of the standard annual review process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEPHANIE J. WELTY
Stephanie J. Welty
Chief Financial Officer

Date: August 28, 2006